EXHIBIT 10.119

POLICY: MANDATORY RETIREMENT

POLICY STATEMENT:

It is the policy of Dollar Thrifty Automotive Group, Inc. and its subsidiaries (the “Company”) that no employee who has attained the age of sixty-five (65) years shall be obligated to retire unless if such employee is employed as an Officer of the Company. Retirement shall be mandatory or compulsory with respect to any Officer of the Company who attains the age of sixty-five (65) years and otherwise meets the requirements for mandatory retirement set forth below. The effective date of such mandatory or compulsory retirement shall be December 31st of the calendar year in which such Officer attains the age of sixty-five (65) years.

Definitions

“Officer” means any employee with a job grade of 40 or higher, or who is deemed to be an officer by the Company with respect to any subsequent re-grading or re-classification of job grades.

Procedures and Requirements

1.

Any Officer of the Company shall be subject to mandatory or compulsory retirement as of December 31st of the calendar year in which such Officer attains the age of sixty-five (65) years of age, provided that the following additional requirements are satisfied:

a.

Such Officer has been employed continuously by the Company for two (2) years immediately preceding the subject Officer’s date of mandatory retirement in a bona fide executive or a high policymaking position, and

b.

Such Officer is entitled to an immediate non-forfeitable annual retirement benefit from a pension, profit-sharing, savings or deferred compensation plan, or any combination of such plans, of the Company, which equals, in the aggregate, at least $44,000.

2.	Except for any Officer satisfying the aforementioned requirements, no other employee of the Company shall be subject to mandatory or compulsory retirement.

3.	Members of the Board of Directors shall not be subject to this Policy but shall be subject to separate mandatory retirement obligations as set forth in the Company’s Corporate Governance Policy.

4.

Notwithstanding the foregoing to the contrary, if an Officer is sixty-four (64) years of age as of the date of adoption of this Policy, the effective date of mandatory retirement shall be December 31st of the calendar year in which the Officer attains the age of sixty-six (66) years of age. Similarly, if an Officer is sixty-five (65) years of age as of the date of adoption of this Policy, the effective date of mandatory retirement shall be December 31st of the calendar year in which the Officer attains the age of sixty-seven (67) years of age.

5.	This Policy shall be subject to applicable law and regulations promulgated thereunder.

ACCEPTANCE OF POLICY:

Acceptance

Employees, by their decision to continue their employment with the Company following notice of the adoption, implementation and/or modification of this Policy, shall be deemed to have accepted its terms and conditions for the duration of their employment by the Company.

Interpretation

The Company reserves the right to interpret, modify or revise this Policy, in whole or in part, without notice. Nothing in this Policy is to be construed as an employment contract nor does it alter any employee’s at-will status.